Exhibit 5.1

STRASBURGER & PRICE, L.L.P.
600 Congress Avenue, Suite 1600
Austin, Texas 78701
512.499.3600

February 4, 2011

Tri-Valley Corporation
4550 California Avenue
Suite 600
Bakersfield, California 93309

RE:	Registration Statement on Form S-3

Gentlemen:

We have acted as counsel for Tri-Valley Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 declared effective on March 16, 2010, File No. 333-163442 (the "Registration Statement"), the Prospectus dated March 16, 2010 (the “Prospectus”), and the Prospectus Supplement dated February 4, 2011 (the “Prospectus Supplement”), of the Company, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance and sale by the Company of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of up to $3,000,000 (the “Shares”), in accordance with that certain Sales Agreement, dated February 4, 2011 (the “Sales Agreement”), between the Company and C. K. Cooper & Company, Inc., as agent.  The Sales Agreement is being filed with the Commission as Exhibit 10.1 to the Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1 (the “Current Report”).

In connection therewith, we have examined the Registration Statement, the Prospectus, the Prospectus Supplement, and originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, records of relevant corporate proceedings with respect to the offering of the Shares, the Sales Agreement and such other documents and instruments as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  We have also relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on the representations and warranties set forth in the Sales Agreement and certificates of officers of the Company.  In making our examination, we have assumed the correctness and completeness of such certificates, the authenticity and completeness of all documents submitted as originals or duplicate originals, the conformity to original documents of all document copies and the authenticity of the respective originals of such latter documents. We have also assumed the genuineness of all legal signatures and the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

The opinions set forth above are limited exclusively to the General Corporation Law of the State of Delaware and reported judicial decisions interpreting such law.  This opinion is limited to the matters expressly set forth in this letter, as limited herein as of the date of this letter, and we assume no obligation to advise you of changes in applicable law or fact or other matters that hereafter may come to our attention.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein, it is our opinion that the Shares being registered pursuant to the Registration Statement, when purchased and paid for and issued in accordance with the terms of the Sales Agreement, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission.

Very truly yours,

STRASBURGER & PRICE, L.L.P.